  CNB Financial Corp. Issues $7.5 Million
In Trust Preferred Securities

Worcester, Mass.—December 19, 2005—CNB Financial Corp., the recently formed bank holding company for Commonwealth National Bank (Commonwealth) (OTCBB:CWEA), today announced the private placement of $7.5 million in trust preferred securities. The holding company intends to use the net proceeds for general corporate purposes and to increase its capital levels and those of Commonwealth National Bank.

“This offering will increase our capital and allow us to continue increasing our market share,” said President and Chief Executive Officer Charles Valade, “It will allow us to grow Commonwealth National Bank through branch expansion and increased lending capacity.”

About Commonwealth National Bank
Commonwealth National Bank was the first new bank to open in the Worcester area in more than 15 years. Opened in December 2001, Commonwealth offers customers a traditional banking experience with high levels of personalized service, including extended business hours and internet-banking options. Commonwealth has branches in Worcester at 33 Waldo Street and 1 West Boylston Street, 564 Main Street, Shrewsbury and 701 Church Street in Northbridge.

For more information about Commonwealth National Bank, including detailed financial information, please visit: www.commonwealthworcester.com.

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Bank, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.